SCHEDULE 13G
Under the Securities Exchange Act of 1934


Silvermex Resources Inc.
(Name of Issuer)

Common Shares
(Title of Class of Securities)

828426106
(CUSIP Number)

April 30, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      [   ]Rule 13d-1(b)
      [ X ]Rule 13d-1(c)
      [   ]Rule 13d-1(d)

CUSIP No. 828426106

........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Asset Management LP
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             21,555,723
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY            11,991,671
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           21,555,723
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH              11,991,671
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        33,547,394
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       13.7%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       IA
________________________________________________________________________________


CUSIP No. 828426106

........................................

1.   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Sprott Canadian Equity Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [X]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Ontario, Canada
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES             0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY             11,991,671
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING           0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH               11,991,671
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,991,671
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

       OO
________________________________________________________________________________


Item 1.

      (a)   Name of Issuer: Silvermex Resources Inc.

      (b)   Address of Issuer's Principal Executive Offices:
            Suite 1210 - 885 West Georgia St, Vancouver,BC Canada V6C 3E8

Item 2.

      (a)   Name of Person Filing:
		Sprott Asset Management LP
		Sprott Canadian Equity Fund

      (b)   Address of Principal Business Office:
            	Sprott Asset Management LP:
		Suite 2700, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J1 Sprott Canadian Equity Fund:
		Suite 2700, South Tower, Royal Bank Plaza, Toronto, ON M5J 2J1

      (c)   Citizenship:
		Sprott Asset Management LP: Canada
		Sprott Canadian Equity Fund: Canada

      (d)   Title of Class of Securities: Common Shares

      (e)   CUSIP Number: 828426106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) [ ] Bank as defined in section 3(a)(6) of the Act
              (15 U.S.C. 78c).

      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a) Amount Beneficially Owned:
		Sprott Asset Management LP:  33,547,394
		Sprott Canadian Equity Fund: 11,991,671

      (b) Percent of Class:
		Sprott Asset Management LP: 13.7%
		Sprott Canadian Equity Fund: 5.1%

      (c) Number of shares as to which Sprott Asset Management LP has:

      	(i) Sole power to vote or to direct the vote: 21,555,723

        (ii) Shared power to vote or to direct the vote: 11,991,671

        (iii) Sole power to dispose or to direct the disposition of: 21,555,723

        (iv) Shared power to dispose or to direct the disposition of: 11,991,671


	Number of shares as to which Sprott Canadian Equity Fund has:

      	(i) Sole power to vote or to direct the vote: 0

        (ii) Shared power to vote or to direct the vote: 11,991,671

        (iii) Sole power to dispose or to direct the disposition of: 0

        (iv) Shared power to dispose or to direct the disposition of: 11,991,671


Item 5. Ownership of Five Percent or Less of a Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

       These shares are held in accounts managed by Sprott Asset Management LP, none of which, with the exception of the Sprott Canadian Equity Fund, beneficially own more than five percent of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10. Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      				May 10, 2011
      				------------------
					Date

				SPROTT ASSET MANAGEMENT LP,
				by its General Partner,
				SPROTT ASSET MANAGEMENT GP INC.


				By: _____________________________
				Name: /s/ Kirstin McTaggart
				Title: Chief Compliance Officer


				Sprott Canadian Equity Fund,
				by its Investment Manager,
				SPROTT ASSET MANAGEMENT LP


				By: _____________________________
				Name: /s/ Kirstin McTaggart
				Title: Chief Compliance Officer